Exhibit 99.1

Textron Announces CFO Frank Connor Retirement Effective February 28, 2025

David Rosenberg, Vice President, Investor Relations, to Succeed Connor

Providence, RI – XX – Textron Inc. (NYSE:TXT) today announced that Frank T. Connor, executive vice president and chief financial officer, has notified the Company that he intends to retire on February 28, 2025. David Rosenberg, Textron’s vice president, Investor Relations, has been elected to succeed Connor as executive vice president and chief financial officer, effective March 1, 2025.

“On behalf of the Board of Directors, I would like to thank Frank for his outstanding leadership over the past 15 years,” said Scott Donnelly, Textron chairman and chief executive officer. “We are grateful for the significant contributions he has made across Textron in helping to drive financial and operational excellence.”

Rosenberg, Textron’s vice president, Investor Relations, has more than 24 years of experience in the aviation industry. Prior to his current role, he served as senior vice president & chief financial officer of Textron Aviation from 2018 to January 2024, having previously held leadership positions in finance at Textron Aviation.  Following Textron’s acquisition of Beechcraft in 2014, as Textron Aviation’s vice president, Integration & Strategy, Rosenberg led the successful merger and integration of Beechcraft and Textron’s Cessna Aircraft business, which created today’s Textron Aviation segment.  Prior to Textron’s acquisition of Beechcraft, Rosenberg held a series of leadership positions in financial planning, business management, strategic planning and operations with Beechcraft and its predecessor companies.

“I am proud to welcome David as our new CFO,” Donnelly said. “With his extensive background in financial management, including his leadership of the finance organization at Textron Aviation, and his deep understanding of our business, he is the ideal leader to step into this role."

Reflecting the strength of Textron’s long-term succession planning, Scott Hegstrom, Textron’s vice president, Strategy and Mergers & Acquisitions, has been elected vice president, Investor Relations, also effective March 1, 2025.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell, Cessna, Beechcraft, Pipistrel, Jacobsen, Kautex, Lycoming, E-Z-GO, Arctic Cat, and Textron Systems. For more information, visit: www.textron.com.

Media Contact:

Michael Maynard 401-457-2362

Investor Contact:

David Rosenberg 401-457-2288

Kyle Williams 401-457-2288